Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

May 27, 2005

VCG Holding Corp Reports First Quarter 2005 Revenue Up 49% Over First Quarter 2004

DENVER—(BUSINESS WIRE)—May 27, 2004—VCG Holding Corp. (AMEX: PTT),

On May 27, 2004, VCG Holding Corp. (VCG), a leading consolidator and operator of adult nightclubs, today filed its Form 10-QSB for the quarter ended March 31, 2005 and announced its results for the quarter. Total revenue for the quarter ended March 31, 2005 was $4.1 million, a 49% increase over the total revenues for the first quarter of 2004. As of March 31, 2005, the Company owned six nightclubs and seven managed nightclubs, versus four owned nightclubs and nine managed nightclubs at the end of the first quarter of 2004. Operating cash flow, which the Company defines as income from operations plus depreciation and amortization, increased to $681,581 for the quarter ended March 31, 2005 versus $601,222 for the first quarter of 2004, an increase of over 13%.

Revenues from the Company’s owned nightclubs include revenues from the sale of alcoholic beverages, food and merchandise, and service revenues, which include the fees entertainers pay to be allowed to perform at the nightclubs, fees the Company charges for admission to our clubs, ATM fees and other ancillary revenues. Those revenues increased from $1,826,878 for the three months ended March 31, 2004 to $3,093,737 for the three months ended March 31, 2005. The increase of $1,266,859 or 69.4% resulted principally from the opening of new nightclubs in Phoenix and Denver, which generated approximately $1,150,000 of revenues for the quarter ended March 31, 2005. Nightclubs that were opened as of the end of the first quarter 2004 and 2005 experienced overall same store revenue increase of 2.2%. Other revenues, which are comprised principally of the management fees for the management of the clubs that we do not own, increased by $117,355 or 12.1%.

During the first quarter ended March 31, 2005, the Company reported a net loss applicable to common shareholders (net income less preferred stock dividends) of $342,000 or a net loss applicable to the common shareholder per share of $(0.04). For the first quarter ended March 31, 2004 net income was $354,000 or $0.04 per share. The decline is attributable to a number of factors including $250,000 in additional corporate overhead related to Sarbanes-Oxley compliance, acquisition and financing costs, $100,000 in additional depreciation related to the Penthouse Phoenix and Diamond Cabaret Denver, and additional interest costs and preferred stock dividends of $223,000 and $455,000, respectively, reflecting the costs of the debt and preferred stock financing the Company raised in 2004 to finance the acquisition and construction of new nightclubs.

As of March 31, 2005, the Company had cash and cash equivalents of $901,000, total debt and capitalized leases of $14.9 million and preferred stock of $9.4 million.

On January 5, 2005, the Company completed the sale of our nightclub in Memphis, Tennessee for $1.6 million, of which $400,000 was paid to in cash and the remaining $1,200,000 was paid in notes due over the next four and half years. The buyers assumed certain liabilities aggregating $44,000 at December 31, 2004. The cash proceeds were added to working capital.

As discussed in previous press releases, the Company is amending its Annual Report on Form10-KSB for the year ended December 31, 2004 to restate its 2004 consolidated financial statements to correct an error in the computation of the impairment change recorded and the associated goodwill loss for the fourth quarter of 2004 in connection with the discontinuation of the operations and the sale of the Memphis, Tennessee nightclub. The Company also previously announced that it would restate its 2004 financial statements to remove from stockholders’ equity on its consolidated balance sheet as of December 31, 2004 and classify between liabilities and stockholders’ equity, $8,880,000 related to 880,000 shares of its Series A Preferred Stock that has been issued in the fourth quarter of fiscal 2004 because Series A Preferred Stock included a feature entitling its holders to require the Company to redeem the shares, at $10 per share, upon 90 days written notice at any time one year after the issuance of the shares. That change caused shareholders’ equity at December 31, 2004 to decrease by $8,705,623.

The consolidated balance sheet as of December 31, 2004 included in the Company’s Form 10-QSB for the quarter ended March 31, 2004 includes the effects of both of these restatements.

Troy Lowrie, Chairman and Chief Executive Officer of VCG Holding Corp stated, “We have continued to execute upon our operating strategy as evidenced by our increase in both revenue and operating cash flow. Same store sales continued to climb, increasing 2.2% for the first quarter 2005 over 2004, a direct reflection of our ability to effectively manage and grow our nightclubs. While our net income declined quarter over quarter, this decline is primarily a reflection of the financing strategy we employed to quickly increase our base of owned nightclubs in 2004. We are continually assessing our balance sheet and developing strategies to strengthen it for long term growth. We plan to continue to execute upon our two prong growth strategy to increase shareholder value as follows: acquire two to four nightclubs per year within our existing markets or in other desirable locations at a purchase price of less than five times cash flow and successfully manage and improve our clubs to maintain same store growth and increase profitability.”

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns six adult nightclubs and operates seven more clubs under management agreements. The owned and managed clubs are located in Indianapolis, St. Louis, Denver, Phoenix, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the

Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2004, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO

Micheal Ocello, President

Donald W Prosser, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone	303.934.2424
Facsimile	303-922.0746
Email:	tlowrie@vcgh.com
dprosser@vcgh.com
mocello@vcgh.com